UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

The Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”) on August 19, 2016, prior to the close of trading of the Company’s common stock on the NASDAQ Global Market. Pursuant to the Purchase Agreement, the Company agreed to sell an aggregate of 4,602,506 shares of common stock (the “Shares”) and warrants (the “Warrants”) to purchase 1,380,745 shares of common stock (“Warrant Shares”) for aggregate gross proceeds of approximately $13.75 million (the “Offering”). The purchase price for each Share is $2.95, which is equal to the consolidated closing bid price on the NASDAQ Global Market on the day of pricing, August 18, 2016. The purchase price for each Warrant is equal to $0.125 for each Warrant Share, consistent with NASDAQ Global Market requirements for an “at the market” offering, and the Warrants are exercisable at an exercise price of $2.95 per share.  The Company expects initial closing of the Offering to occur on August 22, 2016 subject to satisfaction of specified customary closing conditions, with a second closing to occur on or before September 9, 2016. The Purchasers have irrevocably committed to purchase the securities subject to satisfaction of the closing conditions. In connection with the transaction, each of the Purchasers also entered into a lock-up agreement with the Company pursuant to which the Purchasers have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to securities of the Company for a period of 180 days following the initial closing of the Offering. Investors participating in the offering include entities associated with OrbiMed Advisors, LLC, Xeraya Capital and Kearny Venture Partners, L.P., each of which is a significant shareholder in the Company, and Mark S. Gold, M.D., an independent member of the Company’s Board of Directors. New Purchasers include Henry A. McKinnell, Jr., Ph.D., an independent member of the Company’s Board of Directors, and Capital Royalty II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P. and Parallel Investment Opportunities Partners II L.P. The Company has an existing Term Loan Agreement with Capital Royalty II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Parallel Investment Opportunities Partners II L.P.

In connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 45 days after the closing of the Offering for purposes of registering the resale of the Shares, the shares of common stock issuable upon exercise of the Warrants, and any shares of common stock issued as a dividend or other distribution with respect to the Shares or shares underlying the Warrants. The Company agreed to use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 135 days after the closing of the Offering. The Company also agreed, among other things, to indemnify the selling holders under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s obligations under the Registration Rights Agreement.

The financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D under the Securities Act.

The securities sold and issued in connection with the Purchase Agreement will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

 The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Purchase Agreement, the Form of Warrant and the Registration Rights Agreement, copies of which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

Item 3.02Unregistered Sale of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01 Other Events.

On August 19, 2016, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated August 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Dated: August 19, 2016	By:/s/ Chris A. Raanes Name:Chris A. Raanes Title:Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 19, 2016